UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 16, 2016

NBTY, Inc.
(Exact name of registrant as specified in charter)

333-172973
(Commission File Number)

DELAWARE	11-2228617
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

2100 Smithtown Avenue	11779
Ronkonkoma, New York	(Zip Code)
(Address of principal executive offices)

(631) 567-9500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.                                        Completion of Acquisition or Disposition of Assets.

On February 16, 2016, NBTY, Inc. (the “Company”) completed its previously announced disposition of Vitamin World, Inc. (“Vitamin World”), a subsidiary of the Company, and certain assets (including real property) associated with Vitamin World (collectively, the “Business”), to VWRE Holdings, Inc., an affiliate of Centre Lane Partners, LLC (“Purchaser”).

On the closing date, NBTY received aggregate proceeds from the sale of approximately $25.6 million, consisting of cash and a promissory note from the Purchaser.  The Company will also receive $5.5 million of cash 45 days after the closing date for payment of certain pre-closing inventory pursuant to the financial terms of a new supply agreement. In addition, NBTY received a warrant entitling it to purchase, in whole but not in part, common stock of the Purchaser representing 10% of the fully diluted equity of the Purchaser as of February 16, 2016.  The warrant is exercisable at any time, expiring upon the earlier of 10 years following the date of issuance or subsequent sale of the Business.  Both NBTY and the Purchaser have agreed, following the closing of the transaction, to indemnify the other party for losses arising from certain breaches of the acquisition agreement and for certain other liabilities, subject to certain limitations.

In connection with the transaction, the Company has entered into a transition services agreement with Vitamin World.  In addition, the Company has entered into a supply agreement with the Vitamin World pursuant to which it has agreed to sell certain vitamin and nutritional supplement products to Vitamin World for a period of up to two years.

Item 9.01.                                        Financial Statements and Exhibits.

(b)  Pro forma financial information.

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2015, the unaudited pro forma condensed consolidated statement of operations for the year ended September 30, 2015 and the unaudited pro forma condensed consolidated statement of operations for the three months ended December 31, 2015 of NBTY, Inc. and its subsidiaries and the related notes are filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

(d)  Exhibits.

Exhibit No.
99.1	Unaudited pro forma condensed consolidated financial statements of NBTY, Inc. and its subsidiaries

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 22, 2016

NBTY, Inc.

By:	/s/ Dipak Golechha
Dipak Golechha
Chief Financial Officer